June 15, 1998

Triangle Bancorp, Inc.
c/o Mr. Michael S. Patterson
4300 Glenwood Avenue
Raleigh, North Carolina  27612


     Re: Agreement and Plan of Reorganization and Merger By and Among United
         Federal Savings Bank, Triangle Bank and Triangle Bancorp, Inc.

Dear Mr. Patterson:

Pursuant to your request and as required by Article VII, Section 7.01(f) of the Agreement and Plan of Reorganization and Merger dated as of March 4, 1998 by and among United Federal Savings Bank, Triangle Bank and Triangle Bancorp, Inc. (the "Agreement"), we are providing you our opinion of certain federal income tax consequences of the transaction described herein. Unless otherwise noted, all section references herein shall be to the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations thereunder.

Facts

A.       Parties to the Proposed Transaction

1.                Triangle Bancorp, Inc. ("Holding Company")
                  ------------------------------------------

                  Holding Company is a North Carolina business corporation with its principal office and place of business located at 4300 Glenwood Avenue, Raleigh, North Carolina. Holding Company is authorized by its Articles of Incorporation to issue 50,000,000 shares of voting common stock, each of no par value (the "Holding Company Stock"), of which there were 12,980,925 shares issued and outstanding as of December 31, 1997.

2.                Triangle Bank ("Triangle")
                  --------------------------

                  Triangle is a North Carolina banking corporation with its principal office and place of business located at 4300 Glenwood Avenue, Raleigh, North Carolina and is a wholly-owned subsidiary of Holding Company. Triangle is authorized by its Articles of Incorporation to issue 6,000,000 shares of voting common stock, each

Mr. Michael S. Patterson               Page 2                    June 15, 1998

                  of $4.00 par value ("Triangle Stock"), of which there were 2,433,667 shares issued and outstanding as of December 31, 1997.

3.                United Federal Savings Bank ("United")
                  --------------------------------------

                  United is a federally-chartered savings bank with its principal office and place of business located at 116 South Franklin Street, Rocky Mount, North Carolina. United is authorized by its Articles of Incorporation to issue 10,000,000 shares of common stock, each of $0.01 par value ("United Stock"), of which there were 3,201,314 shares issued and outstanding as of February 12, 1998.

4.                Shareholders of United ("United Shareholders")
                  ----------------------------------------------

                  United is a publicly owned company, whose stock is traded on NASDAQ.

B.       Proposed Transaction Between the Parties

         Pursuant to the Agreement and in accordance with North Carolina merger law, United shall be merged with and into Triangle (the "Merger") with Triangle surviving the Merger. At this time, the separate corporate existence of United shall cease while the corporate existence of Triangle as the surviving corporation shall continue unaffected and unimpaired by the Merger.

         Upon consummation of the Merger, United's business shall become and operate under the name "Triangle Bank" and will continue to conduct the business of a North Carolina bank corporation at the then legally established branches and main offices of Triangle. The duration of the corporate existence of Triangle, as the surviving corporation, shall be perpetual and unlimited.

         The Merger is expected to provide Triangle with certain business advantages in comparison to Triangle's current structure, including increased ability to expand the business and economies of scale.

         Pursuant to the Agreement, the United Shareholders will receive (through a designated transfer agent) 0.945 shares of Holding Company Stock for each share of United Stock held immediately prior to the Effective Time (as defined below) of the Merger. In the event the exchange of shares results in the creation of fractional shares, Holding Company will deliver cash to the designated transfer agent in an amount equal to the Aggregate Market Value (as defined in the Agreement) of all such fractional shares, which shall be remitted to the former United Shareholders in lieu of their fractional shares in accordance with their respective interests. The consideration for fractional shares is solely for the purpose of avoiding the inconvenience and expense of Holding Company issuing fractional shares and does not represent separately bargained for consideration.

         Likewise, any warrants and options granted by United to purchase shares of United Stock

Mr. Michael S. Patterson               Page 3                    June 15, 1998



         will be converted into warrants and options to purchase the same number of shares of Holding Company Stock multiplied by the Exchange Rate (as defined by the Agreement) on the same terms and conditions as currently in effect.

         The  "Effective  Time" of the Merger is  defined in Article I,  Section
         1.07 of the Agreement as the date and time when the Merger becomes effective as set forth in the Articles of Merger filed with the North Carolina Secretary of State in accordance with North Carolina law. The Articles of Merger will be filed once the Agreement has been approved by the required governmental and regulatory authorities.


Opinion
--------

In rendering our opinion, we have relied upon (i) the Agreement; (ii) the representations given by the parties, which are annexed hereto; and (iii) such other documents as we have deemed necessary or appropriate. We have assumed the genuiness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that the Agreement reflects all the material facts relating to Holding Company, United, and Triangle. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all such facts and representations. If any of the representations annexed hereto are incorrect in whole or in part, or if the terms of the Agreement are altered before consummation of the Merger, such inaccuracies or alterations may have a material effect upon our opinion expressed in this letter.

Based upon the foregoing, and taking into consideration the statements contained in the Section marked "Caveat" below, it is our opinion that:

         1. The Merger will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

         2.       Except  with  respect  to any  cash  payments  to  the  United
                  Shareholders in lieu of fractional shares, no gain or loss will be recognized to the United Shareholders upon receipt of Holding Company Stock (including any fractional share interests to which they may be entitled) solely in exchange for shares of United Stock;

         3. The aggregate federal income tax basis of Holding Company Stock (including fractional share interests to which the United Shareholders may be entitled) received by the United Shareholders will be the same as the aggregate federal income tax basis of the United Stock surrendered in exchange therefor;

         4. The holding period of Holding Company Stock received by the United Shareholders will include the period for which the exchanged United Stock was held, provided the exchanged United Stock was held as a capital asset by United Shareholders on the date of the exchange; and

Mr. Michael S. Patterson               Page 4                    June 15, 1998


         5. The payment of cash in lieu of fractional share interests of Holding Company Stock will be treated as if fractional shares were distributed as part of the Merger in payment of and in exchange for the United Shareholders' United Stock and then redeemed by Holding Company for cash as provided for in Sections 302 or 301, depending on the attribution rules of
                  Section 318. Assuming a shareholder's stock is a capital asset and that Section 302 applies to the shareholder, a shareholder receiving such cash will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted basis in the fractional share interest.

Caveat
------

The foregoing opinion addresses only the five items set forth herein and therefore, no tax opinion is hereby expressed regarding any other federal, state, local, or other tax issues or about any other matter not specifically mentioned herein.

No opinion is expressed regarding the tax consequences of the conversion of outstanding warrants and options to purchase common stock of United into Holding Company warrants and options. Holders of United's outstanding warrants and options should consult their own tax advisors regarding the effect of the proposed Merger.

No opinion is expressed regarding any tax consequences affecting recapture of loan loss reserves and the related bad debt reserves for any of the parties to the Merger which may arise from the application of Section 585 of the Code.

Our opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and the judicial and administrative interpretations thereof. There are no assurances that the conclusions reached herein will be accepted by the Internal Revenue Service or judicial authorities if challenged. Any legislative, regulatory, administrative, or judicial decisions subsequent to the date of this opinion may have an impact on the validity of our conclusions. Unless you specifically request otherwise, we will not update our opinion for changes to the law, regulations, or the judicial and administrative interpretations thereof.

This opinion is being furnished in connection with the Registration Statement on Form S-4 to be filed by Holding Company. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be used or relied on for any other purpose and may not be circulated, quoted, or otherwise referred to for any other purpose without our express written consent.


                                                    Very truly yours,


                                                    /s/ Coopers & Lybrand L.L.P.

                                                                    June 3, 1998

Coopers & Lybrand L.L.P.
150 Fayetteville Street Mall
Suite 2300
Raleigh, NC  27601


                       Re: Agreement and Plan of Reorganization and Merger by and among United Federal Savings Bank, Triangle Bank and Triangle Bancorp, Inc.

Dear Sirs:

         In connection with the proposed merger (the "Merger") of United Federal Savings Bank ("United"), a federally-chartered savings bank with and into Triangle Bank ("Triangle"), a North Carolina banking corporation, pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated as of March 4, 1998 (the "Agreement") by and among United, Triangle, and Triangle Bancorp, Inc. ("Holding Company"), a North Carolina business corporation, and each as described in the Registration Statement on Form S-4 to be filed by Holding Company with the Securities and Exchange Commission in June of 1998 (the "Registration Statement"), you have rendered opinions pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended, and pursuant to our request.

         In connection with such opinions, and recognizing that you will rely on this letter in rendering said opinions, the undersigned, a duly authorized officer of the Holding Company and acting as such, hereby certifies, that, to the best knowledge of the management of Holding Company, the facts relating to the Merger as described in the prospectus included as part of the Registration Statement ("Prospectus"), including attachments thereto, are true, correct and complete in all material respects and hereby certifies, to the best knowledge of the management of Holding Company, to the following as of the date hereof. Insofar as such certification pertains to any person (including United or any of its subsidiaries) other than Holding Company and any of its subsidiaries, such certification is only as to the knowledge of the undersigned without specific inquiry. Unless otherwise noted, all section references herein shall be to the Internal Revenue Code of 1986, as amended (the "Code") and the regulations (the "Regulations") thereunder.

Coopers & Lybrand L.L.P             Page 2                          June 3, 1998

1. The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and Holding Company has no plan or intention to waive or modify any such material condition.

2. The ratio for the conversion of shares of United stock for common stock of Holding Company and options of United for options of Holding Company in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of Holding Company common stock to be received by United shareholders in the Merger will be approximately equal to the fair market value of the United stock surrendered by such shareholders in the conversion.

3. Triangle will acquire at least 90 percent of the fair market value of United's net assets and at least 70 percent of the fair market value of United's gross assets held immediately prior to the Merger. For this purpose, amounts used to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made immediately prior to the Merger will be included as assets of United held immediately prior to the Merger.

4. Prior to the transaction, Holding Company will be in control of Triangle within the meaning of Section 368(c) of the Code.

5. Triangle will not issue additional shares of its stock following the transaction that would result in Holding Company losing control of Triangle within the meaning of Section 368(c) of the Code.
6. There is no plan or intention by Holding Company, or any party related (as defined in ss.1.368-1(e)(3) of the Regulations) to Holding Company, to acquire United stock prior to the Merger.

7. Holding Company is not currently negotiating with another party regarding the sale of Holding Company.

8. The management of Holding Company is not aware of any person related (as defined in ss.1.368-1(e)(3) of the Regulations) to United having acquired any of the United stock in connection with the Merger.

9. The management of Holding Company is not aware of any redemptions of United stock made by United in connection with the Merger.

10. The management of Holding Company is not aware of any distributions to United shareholders made by United (except for regular, normal distributions) in connection with the Merger.

Cooper & Lybrand L.L.P                 Page 3                       June 3, 1998

11. Except for fractional share interests, there is no plan or intention by Holding Company, or any party related (as defined in ss.1.368-1(e)(3) of the Regulations) to Holding Company, to reacquire any of its stock issued in the Merger. However, such stock could be reacquired from a former United shareholder by Holding Company through stock purchases by Holding Company in the open market of Holding Company's widely held stock, pursuant to Holding Company's regular stock purchase program conducted for a good business purpose independent of the Merger. Under this program the aggregate amount of stock purchases will not equal or exceed ten percent of the outstanding stock of Holding Company. Holding Company knows of no intent of United shareholders to sell shares in the repurchase program; even if all shares to be purchased in the repurchase program were purchased from United shareholders of stock received in the Merger, such sales would not cause over half of the consideration provided by Holding Company to United shareholders in the Merger to be cash (including the cash received in the repurchases).

12. Holding Company has no plan or intention to liquidate Triangle or to merge Triangle with and into another corporation. Additionally, Holding Company has no plan or intention to sell or otherwise dispose of the stock of Triangle; or to cause Triangle to sell or otherwise dispose of the assets of United acquired in the Merger, except for dispositions made in the ordinary course of business or transfers (or successive transfers) described in Section 368(a)(2)(C) of the Code.

13. To the knowledge of Holding Company, the liabilities of United assumed by Triangle and the liabilities to which the transferred assets of United are subject were incurred by United in the ordinary course of its business. No liabilities of any person other than United will by assumed by Triangle in the Merger.

14. Following the Merger, Triangle will, directly or through a member of its "qualified group" (as defined in ss.1.368-1(d)(4)(ii) of the Regulations),continue United's historic business or use a significant portion of United's historic business assets in a business.

15. Holding Company, Triangle, United, and United shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

16. There is no intercorporate indebtedness existing between Holding Company and United or between United and Triangle that was issued, acquired, or will be settled at a discount.

17. Neither Holding Company nor Triangle are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

18. To the knowledge of Holding Company, United is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Cooper & Lybrand L.L.P.            Page 4                           June 3, 1998

19. At the effective time of the Merger, the fair market value of the assets of United transferred to Triangle will exceed the sum of its liabilities assumed by Triangle (including liabilities, if any, to which its assets are subject).

20. No stock of Triangle will be issued to United shareholders in the Merger.

21. The payment of cash in lieu of fractional shares of Holding Company stock was not separately bargained for consideration and is being made solely for the purpose of saving Holding Company the expense and inconvenience of issuing fractional shares.

22. The assumption by Triangle of the liabilities of United pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of United to Triangle.

23. None of the compensation received by any shareholder-employee of United pursuant to any employment, consulting, or similar arrangement is or will be separate consideration for, or allocable to, any of his/her shares of United. None of the shares of common stock received by any shareholder-employee of United pursuant to the Merger is or will be separate consideration for, or allocable to, any such employment, consulting, or similar arrangement. The compensation paid to any shareholder-employee of United pursuant to any such employment, consulting, or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

24. It is anticipated that less than one percent of United stock outstanding will be surrendered in lieu of fractional shares.

         This letter is being furnished to you solely for your benefit and for use in rendering your opinions and is not to be used, circulated, quoted, or otherwise referred to for any other purpose (other than inclusion in your opinion) without the express written consent of Holding Company. All of the foregoing certifications are true to the best knowledge of the management of Holding Company.


                                          Very truly yours,

                                          /s/ Michael S. Patterson
                                          Michael S. Patterson
                                          President and Chief Executive Officer
                                          Triangle Bancorp, Inc.

Exhibit 8

                                                               June 3, 1998

Coopers & Lybrand L.L.P.
150 Fayetteville Street Mall
Suite 2300
Raleigh, NC 27601

                             Re: Agreement and Plan of Reorganization and
                                 Merger by and among United Federal Savings
                                 Bank, Triangle Bank and Triangle Bancorp, Inc.

Dear Sirs:

     In connection with the proposed merger (the "Merger") of United Federal Savings Bank ("United"), a federally-chartered savings bank with and into Triangle Bank ("Triangle"), a North Carolina banking corporation, pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated as of March 4, 1998 (the "Agreement") by and among United, Triangle, and Triangle Bancorp, Inc. ("Holding Company"), a North Carolina business corporation, and each as described in the Registration Statement on Form S-4 to be filed by Holding Company with the Securities and Exchange COmmission in June of 1998 (the "Registration Statement"), you have rendered opinions pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended, and pursuant to our request.

     In connection with such opinions, and recognizing that you will rely on this letter in rendering said opinions, the undersigned, a duly authorized officer of United and acting as such, hereby certifies that, to the best knowledge of the management of United, the facts relating to the Merger as described in the prospectus included as part of the Registration Statement ("Prospectus"), including attachments thereto, are true, correct and complete in all material respects and hereby certifies, to the best knowledge of the management of United, to the following as of the date hereof. Insofar as such certification pertains to any person (including Holding Company or any of its subsidiaries) other than United and any of its subsidiaries, such certification is only as to the knowledge of the undersigned without specific inquiry. Unless otherwise noted, all section references herein shall be to the Internal Revenue Code of 1986, as amended (the "Code") and the regulations (the "Regulations") thereunder.

1. The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and United has no plan or intention to waive or modify any such material condition.

Coopers & Lybrand L.L.P.      Page 2                   June 3, 1998

2. The ratio for the conversion of shares of United stock for common stock of Holding Company and options of United for options of Holding Company in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of Holding Company common stock to be received by United shareholders in the Merger will be approximately equal to the fair market value of the United stock surrendered by such shareholders in the conversion.

3. Triangle will acquire at least 90 percent of the fair market value of United's net assets and at least 70 percent of the fair market value of United's gross assets held immediately prior to the Merger. For this purpose, amounts used to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made immediately prior to the Merger will be included as assets of United held immediately prior to the Merger.

4. United has not redeemed any of the United stock, has not made any distribution with respect to any of the United stock (except for regular, normal distributions), or disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of United by Triangle.

5. United is not aware of any person related (defined in SS1.368-1(e)(3) of the Regulations) to United having acquired any of the United stock in connection with the Merger.

6. The assumption by Triangle of the liabilities of United pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of United to Triangle pursuant to the Merger.

7. Holding Company, Triangle, United, and United shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

8. There is no intercorporate indebtedness existing between United and Holding Company or between United and Triangle that was issued, acquired, or will be settled at a discount.

9.   United is not an investment company as defined in Sections
     368(a)(s)(F)(iii) and (iv) of the Code.

10. United is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

11. On the date of the Merger, the fair market value of the assets of United will exceed the sum of its liabilities (including liabilities, if any, to which its assets are subject).

12. Any options to acquire stock in United issued by United that are to be converted into options to acquire Holding Company stock pursuant to the terms of the Merger were issued by United for bona fide business purposes.

Coopers & Lybrand L.L.P.      Page 3              June 3, 1998

13. The liabilities of United assumed by Triangle and the liabilities to which the transferred assets of United are subject were incurred by United in the ordinary course of its business. No liabilities of any person other than United will be assumed by Triangle in the Merger.

14. None of the compensation received by any shareholder-employee of United pursuant to any employment, consulting, or similar arrangement is or will be separate consideration for, or allocable to, any of his/her shares of United. None of the shares of common stock received by any shareholder-employee of United pursuant to the Merger is or will be separate consideration for, or allocable to, any such employment, consulting, or similar arrangement. The compensation paid to any shareholder-employee of United pursuant to any such employment, consulting, or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

15. It is anticipated that less than one percent of United stock outstanding will be surrendered in lieu of fractional shares.

16. The payment of cash in lieu of fractional shares of Holding Company stock was not separately bargaining for consideration and is being made solely for the purpose of saving Holding Company the expense and inconvenience of issuing fractional shares.

     This letter is being furnished to you solely for your benefit and for use in rendering your opinions and is not to be used, circulated, quoted, or otherwise referred to for any other purpose (other than inclusion in your opinion) without the express written consent of United. All of the foregoing certifications are true to the best knowledge of the management of United.

                                           Very truly yours,

                                           /s/ John A. Barker

                                           John A. Barker
                                           President and Chief Executive Officer
                                           United Federal Savings Bank